                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 3)*

                               ZYMOGENETICS, INC.
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                    98985T109
                                 (CUSIP Number)

                                DECEMBER 31, 2009
              (Date of Event Which Requires Filing This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)
[X]  Rule 13d-1(c)
[ ]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed " for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP No. 98985T109

--------------------------------------------------------------------------------
1.  Names of Reporting Persons

    BB BIOTECH AG
--------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group (See Instructions)

    (a) [X]
    (b) [ ]
--------------------------------------------------------------------------------
3.  SEC Use Only

--------------------------------------------------------------------------------
4.  Citizenship or Place of Organization

    SWITZERLAND
--------------------------------------------------------------------------------
               5.  Sole Voting Power

                   0
  Number of    -----------------------------------------------------------------
   Shares      6.  Shared Voting Power
Beneficially
  Owned by         6,000,000
    Each       -----------------------------------------------------------------
 Reporting     7.  Sole Dispositive Power
   Person
   with:           0
               -----------------------------------------------------------------
               8.  Shared Dispositive Power

                   6,000,000
--------------------------------------------------------------------------------
9.  Aggregate Amount Beneficially Owned by Each Reporting Person

    6,000,000
--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares

    [ ]
--------------------------------------------------------------------------------
11. Percent of Class Represented by amount in Row (9)

    8.7%
--------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)

    HC,CO
--------------------------------------------------------------------------------


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CUSIP No. 98985T109

--------------------------------------------------------------------------------
1.  Names of Reporting Persons

    BIOTECH TARGET N.V.
--------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group (See Instructions)

    (a) [X]
    (b) [ ]
--------------------------------------------------------------------------------
3.  SEC Use Only

--------------------------------------------------------------------------------
4.  Citizenship or Place of Organization

    NETHERLANDS ANTILLES
--------------------------------------------------------------------------------
               5.  Sole Voting Power

                   0
  Number of    -----------------------------------------------------------------
   Shares      6.  Shared Voting Power
Beneficially
  Owned by         6,000,000
    Each       -----------------------------------------------------------------
 Reporting     7.  Sole Dispositive Power
   Person
   with:           0
               -----------------------------------------------------------------
               8.  Shared Dispositive Power

                   6,000,000
--------------------------------------------------------------------------------
9.  Aggregate Amount Beneficially Owned by Each Reporting Person

    6,000,000
--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares

    [ ]
--------------------------------------------------------------------------------
11. Percent of Class Represented by amount in Row (9)

    8.7%
--------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)

    CO
--------------------------------------------------------------------------------


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ITEM 4. OWNERSHIP

     PROVIDE THE FOLLOWING INFORMATION REGARDING THE AGGREGATE NUMBER AND PERCENTAGE OF THE CLASS OF SECURITIES OF THE ISSUER IDENTIFIED IN ITEM 1.

     (A)  AMOUNT BENEFICIALLY OWNED: 6,000,000

     (B)  PERCENT OF CLASS: 8.7%

     (C)  NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

     (I)  SOLE POWER TO VOTE OR TO DIRECT THE VOTE 0

     (II) SHARED POWER TO VOTE OR TO DIRECT THE VOTE 6,000,000

     (III) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF 0

     (IV) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF 6,000,000


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ITEM 10. CERTIFICATION

     BY SIGNING BELOW I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE NOT ACQUIRED AND ARE NOT HELD FOR THE PURPOSE OF OR WITH THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF THE SECURITIES AND WERE NOT ACQUIRED AND ARE NOT HELD IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING THAT PURPOSE OR EFFECT.

SIGNATURES

     After reasonable inquiry and the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

BB BIOTECH AG


Date: FEBRUARY 3, 2010   By: /s/ MICHAEL HUTTER
                             -----------------------------------
                             Signatory Authority
                         Name:  MICHAEL HUTTER
                         Title: SIGNATORY AUTHORITY


Date: FEBRUARY 3, 2010   By: /s/ PASCAL SCHMUCKI
                             -----------------------------------
                             Signatory Authority
                         Name:  PASCAL SCHMUCKI
                         Title: SIGNATORY AUTHORITY


BIOTECH TARGET N.V.


Date: FEBRUARY 3, 2010   By: /s/ MICHAEL HUTTER
                             -----------------------------------
                             Signatory Authority
                         Name:  MICHAEL HUTTER
                         Title: SIGNATORY AUTHORITY


Date: FEBRUARY 3, 2010   By: /s/ PASCAL SCHMUCKI

                             -----------------------------------
                             Signatory Authority
                         Name:  PASCAL SCHMUCKI
                         Title: SIGNATORY AUTHORITY


                                  Page 5 of 6

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EXHIBIT INDEX

Exhibit 1: Agreement by and between BB Biotech AG and Biotech Target N.V. with respect to the filing of this disclosure statement.*

----------
*    Previously filed.


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